Exhibit 99

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
Jill.Hennessey@NationalCity.com
Kristen.BairdAdams@NationalCity.com
NATIONAL CITY ANNOUNCES STOCKHOLDER APPROVAL OF PROPOSALS
RELATED
TO PREVIOUSLY ANNOUNCED CAPITAL RAISE; APPOINTS INTERIM CFO
          CLEVELAND, Sept. 15, 2008 — National City Corporation (NYSE: NCC) today announced stockholder approval of two proposals related to the company’s previously announced $7 billion capital raise, which closed in April. Specifically, National City stockholders approved:
•	An increase of the number of authorized shares of common stock from 1,400,000,000 to 5,000,000,000, and

•	The conversion of the Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series G, into common stock, the exercise of warrants to purchase common stock and other potential equity issuances contemplated by agreements related to the capital raise transactions completed in April.
          “We appreciate the support of our stockholders,” said National City Chairman, President and CEO Peter E. Raskind. “With the $7 billion capital raise earlier this year and the highest Tier 1 capital ratio among large banks in the U.S., we have the necessary flexibility to address current market challenges, while continuing to invest in our core businesses to drive future growth and profitability. Our solid capital position, the continued strength of our core businesses and the intense focus of our management team on managing risk and controlling costs position National City for profitable growth when the credit cycle turns.”
          During a question-and-answer session with stockholders attending the meeting, Mr. Raskind noted that National City has no exposure to Lehman Brothers Holdings Inc., which has filed for Chapter 11 bankruptcy protection. National City noted further that it has routine derivatives contracts with Lehman Brothers’ broker-dealer subsidiary, representing nominal exposure as of the close of business Friday, Sept. 12, 2008.
          Separately, National City announced that its Board of Directors has appointed Senior Vice President and Principal Accounting Officer Thomas A. Richlovsky as

interim chief financial officer, effective Sept. 30, 2008. As previously announced, Jeffrey D. Kelly will retire from that role on that date, following a 29-year career with National City.
          An external search for Kelly’s successor is under way, with Richlovsky serving in the interim role until the position is filled. Richlovsky, who began his career with National City in 1978, has responsibility for external financial reporting, investor relations, capital management, taxes and insurance.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
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